Exhibit 1
CHINA UNICOM (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of December 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of December 2008.
Operational statistics for the month of December 2008 are as follows:

December 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	133.365 million
Net Additions of GSM Cellular Service Subscribers	0.424 million

WIRELINE BUSINESS:

Aggregated Number of Local Access Subscribers	100.146 million
Net Additions of Local Access Subscribers	(4.871) million

Aggregated Number of Broadband Subscribers	25.416 million
Net Additions of Broadband Subscribers	(0.022) million

Notes:
1	All the Aggregated Numbers recorded for the month of December 2008 are aggregated data reported at 24:00 on 31 December 2008.

2	The accounting period of all Net Additions for the month of December 2008 is the period commencing from 0:00 on 1 December 2008 to 24:00 on 31 December 2008.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the month of December 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As at the date of this announcement, the board of directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Kim Shin Bae

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board CHINA UNICOM (HONG KONG) LIMITED CHU KA YEE Company Secretary
Hong Kong, 20 January 2009

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